EXHIBIT 4.7

                           Form of Bonus Share Awards


                                                               August ____, 1997

To:    Qualified Employees of
       Complete Management, Inc.
       And its Subsidiaries

                                Re: Bonus Shares

         In consideration of past services rendered by Qualified Employees, as defined below, Complete Management, Inc. (the "Company") has awarded to each such employee 12 Common Shares of the Company, par value $.001 per share (the "Shares" or "Bonus Shares"), subject to certain risks of forfeiture, and has instructed its Transfer Agent, The Continental Stock Transfer Company, to issue certificates for 12 Bonus Shares in the name of each Qualified Employee and to hold such certificates for each such Employee under the terms and conditions hereinafter set forth. Qualified Employees are full or part-time employees of the Company or a subsidiary of the Company (a "Subsidiary") as of August 1, 1997, other than officers of the Company.

         The Bonus Shares represented by the certificates issued in the names of Qualified Employees hereunder are subject to the risk of forfeiture to the extent of one Share for each month or portion thereof less than 12 months from and after August 1, 1997 during which a Qualified Employee does not remain an employee of the Company or a Subsidiary.

         To facilitate the delivery of certificates to Employees for the appropriate number of Shares and the cancellation of Shares that are forfeited under the formulation set forth above, the Company will advise the Transfer Agent promptly after July 31, 1998 as to the number of Shares forfeited by each Qualified Employee, which Shares shall be cancelled, and shall instruct the Transfer Agent to deliver a certificate to the Qualified Employee for the balance of Shares initially issued in his name (by deducting the number of forfeited Shares from 12).

         Until a certificate is delivered to him, a Qualified Employee with respect to all Shares issued in his name that have not been forfeited shall be entitled to all the rights and privileges of a holder, including the right to vote and receive and retain cash dividends declared thereon, excepting only the right to transfer or dispose of such Shares.

         The Company has registered these Bonus Shares under a Registration Statement on Form S-8. Accordingly, the Qualified Employees, upon receiving such Shares after July 31, 1998 may sell or otherwise dispose of such Shares without restriction.

                                                  Very truly yours,

                                                  COMPLETE MANAGEMENT, INC.

                                                  By: __________________________